UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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EMCORE CORPORATION
(Name of Registrant as Specified in its Charter)

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EMCORE Corporation
10420 Research Road, SE
Albuquerque, New Mexico 87123

November 16, 2007

Dear Shareholder:

You are cordially invited to the 2007 Annual Meeting of Shareholders of EMCORE Corporation that will be held at the Marriott Albuquerque, 2101 Louisiana Boulevard NE, Albuquerque, New Mexico on Monday, December 3, 2007, at 10:00 a.m. local time.  The principal items of business will be the election of two directors, an advisory vote on the selection of the Company’s independent auditors and the approval of the Company’s 2007 Directors’ Stock Award Plan. Shareholders may raise other matters, as described in the accompanying Proxy Statement.  The Proxy Statement, proxy card and the Company’s 2006 Annual Report to Shareholders are first being sent or given to shareholders on or about November 16, 2007.

Your vote is important.We encourage you to carefully consider the matters before us. To ensure that your shares are represented at the meeting, you may complete and sign the proxy card or you may vote in person at the Annual Meeting.

Sincerely yours, /s/ Reuben F. Richards, Jr. Reuben F. Richards, Jr. Chief Executive Officer and Director

EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico 87123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, DECEMBER 3, 2007

To our Shareholders:

The 2007 Annual Meeting of Shareholders (the “Annual Meeting”) of EMCORE Corporation (the “Company”) will be held at 10:00 A.M. local time on Monday, December 3, 2007, at the Marriott Albuquerque, 2101 Louisiana Boulevard NE, Albuquerque, New Mexico for the following purposes:

(1)	To elect two (2) members to the Company’s Board of Directors;
(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007;
(3)	To approve the Company’s 2007 Directors’ Stock Award Plan; and
(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on November 12, 2007 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Whether or not you expect to be present, please sign, date, and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors,
/s/ Keith J. Kosco
KEITH J. KOSCO
SECRETARY
November 21, 2007
Albuquerque, New Mexico

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. ALL SHAREHOLDERS ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY, AND VOTE THEIR SHARES IN PERSON.

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EMCORE CORPORATION PROXY STATEMENT

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EMCORE CORPORATION
10420 Research Road, SE
Albuquerque, New Mexico 87123

PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS
MONDAY, DECEMBER 3, 2007

This Proxy Statement is being furnished to shareholders of record of EMCORE Corporation (“EMCORE”, “Company”, “we”, or “us”) as of November 12, 2007, in connection with the solicitation on behalf of the Board of Directors of EMCORE of proxies for use at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 A.M. local time, on Monday, December 3, 2007, at the Marriott Albuquerque, 2101 Louisiana Boulevard NE, Albuquerque, New Mexico, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The approximate date that this Proxy Statement and the enclosed proxy are first being sent to shareholders is November 21, 2007. Shareholders should review the information provided herein in conjunction with the Company’s 2006 Annual Report to Shareholders, which accompanies this Proxy Statement. The Company’s principal executive office is located at 10420 Research Road, SE, Albuquerque, New Mexico 87123. The Company’s main telephone number is (505) 332-5000. The Company’s principal executive officers may be reached at the foregoing business address and telephone number.

INFORMATION CONCERNING PROXY

The enclosed proxy is solicited on behalf of the Company’s Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company’s Secretary at the Company’s headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy is borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees, and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

PURPOSES OF THE MEETING

At the Annual Meeting, the Company’s shareholders will consider and vote upon the following matters:

(1)	To elect two (2) members to the Company’s Board of Directors;
(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007;
(3)	To approve the Company’s 2007 Directors’ Stock Award Plan; and
(4)	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth above) will be voted: (1) FOR the election of the nominees for directors named below; (2) FOR ratification of the Company’s independent registered public accounting firm named above; (3) FOR the approval of the Company’s 2007 Directors’ Stock Award Plan; and (4) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shareholder’s shares will be voted in accordance with the specification so made.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

As of the close of business on November 12, 2007 (the “Record Date”), the Company had 51,522,975 shares of no par value common stock (“Common Stock”) outstanding. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of the majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders as of the Record Date, their authorized representatives, and guests of the Company.

If the enclosed proxy is signed and returned, it may nevertheless be revoked at any time prior to the voting thereof at the pleasure of the shareholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposals herein.

The vote required for approval of each of the proposals before the shareholders at the Annual Meeting is specified in the description of such proposal below. For the purpose of determining whether a proposal has received the required vote, abstentions and broker non-votes will be included in the vote total, with the result that an abstention or broker non-vote, as the case may be will have the same effect as if no instructions were indicated.

PROPOSAL I:  ELECTION OF DIRECTORS

Pursuant to EMCORE’s Restated Certificate of Incorporation, the Board of Directors of EMCORE is divided into three classes as set forth in the following table. The directors in each class hold office for staggered terms of three years. The Class B directors, Messrs. Scott and Hou, are being proposed for a three-year term (expiring in 2010) at this Annual Meeting. Mr. Scott was elected in 2004 for a term that expires in 2007. Dr. Hou was elected to the Board of Directors to fill the vacancy resulting from the resignation of Mr. Stall from the Board of Directors. Pursuant to EMCORE’s By-Laws, Dr. Hou holds his office until the Annual Meeting.

The shares represented by proxies returned executed will be voted, unless otherwise specified, in favor of the nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting. Proxies will be voted FOR the election of each of the nominees unless instructions to “withhold” votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors.

The following tables set forth certain information regarding the members of and nominees for the Board of Directors:

Name and Other Information	Age	Class and Year in Which Term Will Expire	Principal Occupation	Served as Director Since

NOMINEES FOR ELECTION AT THE 2007 ANNUAL MEETING
Charles Scott(1)(2)(3)(4)	58	Class B 2007	Chairman of William Hill plc	1998
Hong Q. Hou	42	Class B 2007	President and Chief Operating Officer, EMCORE Corporation	2006

DIRECTORS WHOSE TERMS CONTINUE
Thomas J. Russell(2)(4)	75	Class A 2008	Chairman of the Board, EMCORE Corporation	1995
Reuben F. Richards, Jr.	51	Class A 2008	Chief Executive Officer, EMCORE Corporation	1995
Robert Bogomolny(1)(3)(4)	68	Class A 2008	President, University of Baltimore	2002
Thomas G. Werthan	50	Class C 2009	Chief Financial Officer, Energy Photovoltaics, Inc.	1992
John Gillen(1)(2)(3)(4)	65	Class C 2009	Partner, Gillen and Johnson, P.A., Certified Public Accountants	2003

(1)	Member of Audit Committee.
(2)	Member of Nominating Committee.
(3)	Member of Compensation Committee.
(4)	Determined by the Board of Directors to be an independent director.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to each of the nominees for the office of director and other directors and executive officers of EMCORE.

THOMAS J. RUSSELL, Ph.D., 75, has been a director of the Company since May 1995 and was elected Chairman of the Board on December 6, 1996. Dr. Russell founded Bio/Dynamics, Inc. in 1961 and managed the company until its acquisition by IMS International in 1973, following which he served as President of that company’s Life Sciences Division. From 1984 until 1988, he served as Director, then as Chairman of IMS International until its acquisition by Dun & Bradstreet in 1988. From 1988 to 1992, he served as Chairman of Applied Biosciences, Inc., and was a Director until 1996. In 1990, Dr. Russell was appointed as a Director of Saatchi & Saatchi plc (now Cordiant plc), and served on that board until 1997. He served as a Director of adidas-Salomon AG from 1994 to 2001. He also served on the board of LD COM Networks until 2004. He holds a Ph.D. in physiology and biochemistry from Rutgers University.

REUBEN F. RICHARDS, JR., 51, joined the Company in October 1995 and became Chief Executive Officer in December 1996. Mr. Richards has been a director of the Company since May 1995. From October 1995 to December 2006, Mr. Richards served as the Company’s President. From September 1994 to December 1996, Mr. Richards was a Senior Managing Director of Jesup & Lamont Capital Markets Inc. (an affiliate of a registered broker-dealer). From December 1994 to December 1996, he was a member and President of Jesup & Lamont Merchant Partners, L.L.C. From 1992 through 1994, Mr. Richards was a principal with Hauser, Richards & Co., a firm engaged in corporate restructuring and management turnarounds. From 1986 until 1992, Mr. Richards was a Director at Prudential-Bache Capital Funding in its Investment Banking Division.

HONG Q. HOU, Ph.D., 42, has served as a director of the Company since December 2006. Dr. Hou joined the Company in 1998 and became President and Chief Operating Officer of the Company in December 2006. Dr. Hou co-started the Company’s Photovoltaics division, and subsequently managed the Company’s Fiber Optics division. In 2005 and 2006, Dr. Hou was responsible for managing the Company’s CATV and analog products business. From 1995 to 1998, Dr. Hou was a Principal Member of Technical Staff at Sandia National Laboratories, a Department of Energy weapon research lab managed by Lockheed Martin. He was a Member of Technical Staff at AT&T Bell Laboratories from 1993 to 1995, where he engaged in research on high-speed optoelectronic devices.

CHARLES SCOTT, 58, has served as a director of the Company since February 1998. Since January 1, 2004, he has served as Chairman of the Board of Directors of William Hill plc, a leading provider of bookmaking services in the United Kingdom. Prior to that, Mr. Scott served as Chairman of a number of companies, including Cordiant Communications Group plc, Saatchi & Saatchi Company plc, and Robert Walters plc.

JOHN GILLEN, 65, has served as a director of the Company since March 2003.  Mr. Gillen has been a partner in the firm of Gillen and Johnson, P.A., Certified Public Accountants since 1974. Prior to that time, Mr. Gillen was employed by the Internal Revenue Service and Peat Marwick Mitchell & Company, Certified Public Accountants.

ROBERT BOGOMOLNY, 68, has served as a director of the Company since April 2002. Since August 2002, Mr. Bogomolny has served as President of the University of Baltimore. Prior to that, he served as Corporate Senior Vice President and General Counsel of G.D. Searle & Company, a pharmaceuticals manufacturer, from 1987 to 2001. At G.D. Searle, Mr. Bogomolny was responsible at various times for its legal, regulatory, quality control, and public affairs activities. He also led its government affairs department in Washington, D.C., and served on the Searle Executive Management Committee.

THOMAS G. WERTHAN, 50, served as the Company’s Chief Financial Officer from June 1992 to February 2007 and has been a member of the Board of Directors since 1992. He is currently Chief Financial Officer of EPV SOLAR, Inc. a private company. Prior to joining the Company, he was associated with The Russell Group, a venture capital partnership, as Chief Financial Officer for several portfolio companies. The Russell Group was affiliated with Thomas J. Russell, Chairman of the Board of Directors of the Company.  From 1985 to 1989, Mr. Werthan served as Chief Operating Officer and Chief Financial Officer for Audio Visual Labs, Inc., a manufacturer of multimedia and computer graphics equipment.

Non-Director Executive Officers

ADAM GUSHARD, 37, joined the Company in December 1997 and has served as Interim Chief Financial Officer since February 2007. Previously, Mr. Gushard served as Vice President of Finance and has extensive experience with the Company's financial operations, controls, and corporate strategy, having served as an assistant controller, controller and corporate controller at the Company. Prior to joining the Company, Mr. Gushard was a certified public accountant with the public accounting firm, Coopers & Lybrand LLP (now PriceWaterhouseCoopers LLP). Mr. Gushard has a Bachelor of Science degree in Finance from Pennsylvania State University.

KEITH J. KOSCO, ESQ., 55, joined the Company in January 2007 and serves as Chief Legal Officer, and Secretary of the Company. From 2003 to 2006, Mr. Kosco served as General Counsel and Corporate Secretary of Aspire Markets, Inc. and from 2002 to 2003 served as General Counsel and Corporate Secretary of 3D Systems Corporation, a high technology capital goods manufacturer.  From 1998 to 2001, Mr. Kosco served as Director of Mergers and Acquisitions and Assistant General Counsel of Litton Industries, Inc., a technology and defense company that was acquired by Northrop Grumman Corporation in 2001.  Mr. Kosco also has over 17 years of experience in private practice with the law firms of Squire Sanders & Dempsey and Morgan, Lewis & Bockius.  Mr. Kosco received his J.D. degree from Harvard Law School in 1979.

JOHN IANNELLI, Ph.D., 42, joined the Company in January 2003 through the acquisition of Ortel from Agere Systems and has served as Chief Technology Officer since June 2007. Prior to his current role, Dr. Iannelli was Senior Director of Engineering of EMCORE’s Broadband division (Ortel). Dr. Iannelli joined Ortel in 1995 and has led several development programs and products in the areas of analog and digital transmitters/transceivers. He has made seminal inventions in the areas of fiber optic transport in digital and broadband infrastructures. He has numerous publications and issued US patents.  Dr. Iannelli holds a Ph.D. and MS degree in Applied Physics from the California Institute of Technology, a BS degree in Physics from Rensselaer Polytechnic Institute, and a Masters degree in Business Administration from the University of Southern California.

Additional Information Regarding Directors and Executive Officers

Mr. Robert Louis-Dreyfus, after serving as a director of the Company since March 1997, resigned his seat on the Company’s Board of Directors on October 30, 2007.

As previously reported on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on December 20, 2006, Mr. Richards will continue to serve as the Company’s Chief Executive Officer until the Company’s Annual Meeting in 2008, at which time he will become Executive Chairman and Chairman of the Board of Directors and Dr. Thomas Russell, the current Chairman, will become Chairman Emeritus and Lead Director.  At that time, Dr. Hou will succeed Mr. Richards as the Company’s Chief Executive Officer.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF NOMINEES LISTED ABOVE UNDER PROPOSAL I.

COMPENSATION OF DIRECTORS

The Board of Directors held 9 regularly scheduled and special telephonic meetings during fiscal 2006, and took other certain actions by unanimous written consent. During fiscal 2006, all directors of the Company, except for Mr. Louis-Dreyfus, attended at least 75% of the aggregate meetings of the Board and committees on which they served, during their tenure on the Board.

Pursuant to its Directors’ Stock Award Plan, the Company pays non-employee directors a fee in the amount of $3,000 per Board meeting attended ($3,600 for the Chairman of the Board) and $500 per committee meeting attended ($600 for the chairman of a committee), as well as reimburses a non-employee director's reasonable out-of-pocket expenses incurred in connection with such Board or committee meeting. From time to time, Board members are invited to attend meetings of Board committees of which they are not members. When this occurs, these non-committee Board members receive a committee meeting fee of $500. Payment of fees under the Directors’ Stock Award Plan has historically been made in Common Stock at the closing price on the NASDAQ National Market for the day prior to the meeting. If the 2007 Directors’ Stock Award Plan is approved at the Annual Meeting, payment of fees under the 2007 Directors’ Stock Award Plan will be made, beginning with fees paid for fiscal 2007, in Common Stock payable in one issuance annually based on the closing price on the NASDAQ National Market for the date of issuance.

In addition, on October 20, 2005, the Board of Directors instituted an Outside Directors Cash Compensation Plan providing for the payment of cash compensation to outside directors for their participation at Board meetings. Director compensation is established by the Board and periodically reviewed. One of the objectives of the Outside Directors Cash Compensation Plan is to provide the Company with an advantage in attracting and retaining outside directors. Each non-employee director receives a meeting fee for each meeting that he or she attends (including telephonic meetings, but excluding execution of unanimous written consents) of the Board. In addition, each non-employee director receives a committee meeting fee for each meeting that he or she attends (including telephonic meetings, but excluding execution of unanimous written consents) of a Board committee. Until changed by resolution of the Board, the meeting fee is $4,000 and the committee meeting fee is $1,500; provided that the meeting fee for special telephonic meetings (i.e., Board meetings that are not regularly scheduled and in which non-employee directors typically participate telephonically) is $750 and the committee meeting fee for such special telephonic meetings is $600. Any non-employee director who is the chairman of a committee receives an additional $750 for each meeting of the committee that he or she chairs, and an additional $200 for each special telephonic meeting of such committee. Directors may defer cash compensation otherwise payable under the Outside Directors Cash Compensation Plan.

No director who is an employee of the Company receives compensation for services rendered as a director under either the Outside Directors Cash Compensation Plan or the Directors’ Stock Award Plan.

NOMINATING COMMITTEE

The Company’s Nominating Committee currently consists of Messrs. Russell, Scott, and Gillen, each of whom is an independent director, as that term is defined by the NASDAQ listing standards. The Nominating Committee recommends new members to the Company’s Board of Directors. A copy of the Charter of the Nominating Committee is posted on the Company’s website, www.emcore.com. The Nominating Committee did not meet in fiscal 2006.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a shareholder. The Company does not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from shareholders regarding possible director candidates for election in 2008. Such suggestions, together with appropriate biographical information, should be submitted to the Company’s Secretary. See the section titled “Shareholder Proposals” below under “General Matters” for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy Statement was recommended for election by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any shareholder.

EXECUTIVE COMPENSATION & RELATED INFORMATION

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Company’s Compensation Committee currently consists of Messrs. Gillen, Bogomolny, and Scott. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company, reviews general policy matters relating to compensation and benefits of executive officers and employees of the Company, and administers the issuance of stock options and stock appreciation rights and awards of restricted stock to the Company’s officers and key salaried employees. No member of the Compensation Committee is now or ever was an officer or an employee of the Company. No executive officer of the Company serves as a member of the Compensation Committee of the Board of Directors of any entity one or more of whose executive officers serves as a member of the Company’s Board of Directors or Compensation Committee. The Compensation Committee meets at least once annually.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the Company specifically incorporates this Report of the Compensation Committee by reference therein.

The Committee’s Responsibilities

The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Compensation Committee is responsible for setting and administering policies, which govern EMCORE’s executive compensation programs. The purpose of this report is to summarize the compensation philosophy and policies that the Compensation Committee applied in making executive compensation decisions in 2006. The Compensation Committee met 7 times in fiscal 2006 (October 2005, February 2006 and May 2006).

Compensation Philosophy

The Compensation Committee has approved compensation programs intended to:

•	Attract and retain talented executive officers and key employees by providing total compensation competitive with that of other executives employed by companies of similar size, complexity and lines of business;
•	Motivate executives and key employees to achieve strong financial and operational performance;
•	Emphasize performance-based compensation, which balances rewards for short-term and long-term results;
•	Reward individual performance;
•	Link the interests of executives with shareholders by providing a significant portion of total pay in the form of stock-based incentives and requiring target levels of stock ownership; and
•	Encourage long-term commitment to EMCORE.

Compensation Methodology

Each year the Compensation Committee reviews data from market surveys, proxy statements, and independent consultants to assess EMCORE’s competitive position with respect to the following three components of executive compensation:

•	Base salary;
•	Annual incentives; and
•	Long-term incentives.Long-term incentives.

The Compensation Committee also considers individual performance, level of responsibility, and skills and experience in making compensation decisions for each executive.

Components of Compensation

Base Salary. Base salaries for executives are determined based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions obtained from market surveys, and competitive data obtained from consultants and staff research. The goal for the base pay component is to compensate executives at a level, which approximates the median salaries of individuals in comparable positions and markets. The Compensation Committee reviews, adjusts, where appropriate, and approves the salary increases for executive officers, as such are recommended to the Committee by the Company’s Chief Executive Officer. Any salary increase for the Chief Executive Officer is reviewed by the Committee in executive session. Due to the Company’s improved financial performance in fiscal year 2005, the Committee approved base salary increases of four percent for the Company’s executive officers, including the Named Executive Officers (as defined below), in October 2005.

Annual Incentives. Pursuant to the Fiscal 2006 Executive Bonus Plan, bonus targets for each executive officer of the Company were established to promote the achievement of performance objectives of the Company.  Half of an executive’s bonus target was related to the Company meeting revenue targets and half of the bonus target was related to the Company meeting EBIT targets set forth in the Company’s fiscal 2006 budget. Based upon the Company’s performance in fiscal 2006 and the recommendations of the Chief Executive Officer, the Company’s executive officers, including the Named Executive Officers, were awarded bonuses ranging from 38% – 64% of their respective base salaries.

Long-Term Incentives. Long-term equity awards consist of stock options, which are designed to give executive officers and other employees of the Company an opportunity to acquire shares of Common Stock, to provide an incentive for such employees to continue to promote the best interests of the Company and enhance its long-term performance and to provide an incentive for such employees to join or remain with the Company.  Generally, stock options vest in equal installments over a period of four or five years and expire ten (10) years from the grant date.  In fiscal 2006, no stock options were awarded to any of the Company’s executive officers.

Compliance with Section 162(m) of the Internal Revenue Code

Under Section 162(m) of the Internal Revenue Code, EMCORE may not deduct annual compensation in excess of $1 million paid to certain employees, generally its Chief Executive Officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. While the Compensation Committee intends to structure performance-related awards in a way that will preserve the maximum deductibility of compensation awards, the Compensation Committee may from time to time approve awards that would vest upon the passage of time or other compensation, which would not result in qualification of those awards as performance-based compensation.

Compensation of the Chief Executive Officer

The Compensation Committee reviews annually the compensation of the Chief Executive Officer and recommends any adjustments to the Board of Directors for approval. The Chief Executive Officer participates in the same programs and receives compensation based upon the same criteria as EMCORE’s other executive officers. However, the Chief Executive Officer’s compensation reflects the greater policy- and decision-making authority that the Chief Executive Officer holds, and the higher level of responsibility that he has with respect to the strategic direction of EMCORE and its financial and operating results.

The components of Mr. Richard’s 2006 compensation were:

Base Salary. After considering EMCORE’s overall performance and competitive practices, the Compensation Committee recommended, and the Board of Directors approved, a 4% increase in Mr. Richards’ base salary, to $400,400, effective October 1, 2005.

Annual Incentives. Annual incentive compensation for Mr. Richards is based upon achievement of targets set by the Board of Directors. Based on the attainment of certain strategic corporate milestones, including the Company’s completion of the sale of its membership interest in GELcore, LLC to General Electric Corporation for $100 million and the sale of its Electronic Materials & Device division to IQE RF, LLC for $16 million, in September 2006 Mr. Richards received a payment of $255,000.

Pursuant to due authorization from EMCORE's Board of Directors, EMCORE loaned $3.0 million to Mr. Reuben Richards, the Chief Executive Officer in February 2001 (“The Note”). The Note matured on February 22, 2006 and bore interest compounded at a rate of (a) 5.18% per annum through May 23, 2002 and (b) 4.99% from May 24, 2002 through maturity. All interest was payable at maturity. On February 13, 2006, Mr. Richards tendered 139,485 shares of Common Stock in partial payment of the Note. Principal plus accrued interest on the Note totaled approximately $3.83 million. The Compensation Committee of EMCORE’s Board of Directors specifically approved the tender of shares, as permitted by the Note, at the price of $8.25 per share, which was the closing price of our Common Stock on February 13, 2006. On February 28, 2006, the Compensation Committee resolved to forgive the remaining balance of the Note (approximately $2.7 million), effective as of March 10, 2006.  Mr. Richards’ tender of Common Stock on February 13, 2006 was accepted as full payment and satisfaction of the Note, including principal and accrued interest.  Additionally, the Compensation Committee resolved to accelerate and vest the final tranche of each of the incentive stock option grants made in fiscal 2004 and 2005 to Mr. Richards, which constitute a combined accelerated vesting of 111,250 shares. In considering this matter, the Compensation Committee carefully considered Mr. Richards’ past performance, including the recent appreciation in the stock price and EMCORE’s improved financial performance, the facts and circumstances surrounding the loan, Mr. Richards’ current compensation, Mr. Richards’ willingness to repay a portion of the Note and all resulting taxes totaling $1.3 million, and the desire to retain Mr. Richards’ continued service to EMCORE. EMCORE recorded a one-time charge of approximately $2.7 million in March 2006 for the partial forgiveness of the Note, plus a charge of approximately $0.3 million in stock-based compensation expense under SFAS 123(R) relating to the accelerated ISO grants.

The Compensation Committee conducts its annual review of Chief Executive Officer performance and compensation after the close of the fiscal year, to assure thorough consideration of year-end results.

This report has been provided by the Compensation Committee.

October 29, 2007	COMPENSATION COMMITTEE

John Gillen, Chairman Charlie Scott Robert Bogomolny

FISCAL 2007 EXECUTIVE BONUS PLAN

On August 28, 2007, the Board of Directors of EMCORE adopted the Fiscal 2007 Executive Bonus Plan. The purpose of the Fiscal 2007 Executive Bonus Plan is to establish and implement a consistent, market-driven, performance-based approach to compensation that is compatible with EMCORE’s compensation policy and supports EMCORE’s strategic business plan and goals.

Under the Fiscal 2007 Executive Bonus Plan, a bonus target for each executive is created, representing a percentage of that executive’s base salary.  The following targets have been set based for the indicated officers:

Chief Executive Officer and Chief Operating Officer: 80% of base salary
Chief Financial Officer:  50% of base salary
General Counsel/Chief Legal Officer and Chief Technical Officer:  35% of base salary

The portion of the individual officers’ targets to be paid is based on both corporate and individual performance. Corporate performance is evaluated based on the company’s attainment of revenue and EBITDA goals, as set forth in EMCORE’s Fiscal 2007 Budget (the “Fiscal 2007 Budget”), both of which goals are weighted equally.  A threshold level of 75% of revenue goals and 70% of EBITDA goals is set.  Achievement of 100% of revenue and EBITDA goals correlates to payment of 100% of the bonus targets, and attainment of lesser percentages of the revenue and EBITDA goals correlates to payment of lesser percentages of the bonus targets. Attainment of 110% of the revenue and EBITDA goals will result in eligibility for 120% of the bonus targets.

The individual performance component acts as a multiplier and can accelerate or decelerate the target bonus percentage based upon individual performance as determined by the Chief Executive Officer and the Compensation Committee.  The multiplier ranges from 0% to 140% of the executive’s target bonus.  The Chief Executive’s individual performance is reviewed by the Compensation Committee.  The Chief Operating Officer’s and other executive officers’ individual performance is reviewed by the Chief Executive Officer and approved by the Compensation Committee.

Payment of bonuses (if any) is normally made after the end of the performance period during which the bonuses were earned. Bonuses normally will be paid in cash in a single lump sum, subject to payroll taxes and tax withholdings.

The Compensation Committee and the Chief Executive Officer retain the ability to modify individual executive bonuses based upon individual performance and the successful completion of business projects and other management performance objectives. In addition, the Compensation Committee makes long-term incentive grants to executive officers and employees, which are not covered under the terms of the Fiscal 2007 Executive Bonus Plan.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the annual and long-term compensation earned for services in all capacities to the Company for fiscal years ended September 30, 2006, 2005, and 2004 of those persons who during such fiscal year (i) served as the Company’s chief executive officer, and (ii) were the four most highly-compensated officers (other than the chief executive officer) (collectively, the “Named Executive Officers”):

Annual Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation		Long-term Compensation Securities Underlying Options		All Other Compensation

Reuben F. Richards, Jr.	2006	$400,400	$419,901	$2,683,495	(1)	-		$384	(2)
President and	2005	385,000	225,000	-		300,000		384	(2)
Chief Executive Officer	2004	356,923	325,000	-		145,000		384	(2)

Richard A. Stall(3)
Former Executive Vice	2006	$249,600	$176,776	-		-		$7,678	(5)
President and Chief	2005	243,000	75,000	$28,304	(4)	45,000		7,384	(5)
Technology Officer	2004	231,615	100,000	-		50,000		8,350	(5)

Thomas G. Werthan(6)
Former Executive Vice	2006	$248,440	$115,000	-		-		$7,232	(9)
President and Chief	2005	236,000	75,000	$22,123	(7)	60,000		5,963	(9)
Financial Officer	2004	218,269	125,000	-		80,000	(8)	6,670	(9)

Howard W. Brodie, Esq.(10)
Former Executive Vice	2006	$223,600	$170,341	-		-		$3,480	(12)
Prseident and Chief Legal	2005	215,000	75,000	-		45,000		3,663	(12)
Officer	2004	205,961	125,000	-		60,000	(11)	5,187	(12)

Scott T. Massie(13)
Former Executive Vice	2006	$260,000	$100,000	-		-		$7,615	(14)
President and Chief	2005	250,000	93,750	-		67,500		7,384	(14)
Operating Officer	2004	197,482	80,000	-		40,000		6,884	(14)

(1)
In February 2001, the Company made a loan to Mr. Richards in the amount of $3.0 million to avoid the necessity of Mr. Richards selling shares of the Company’s stock during periods of market volatility, given his position with the Company. At the time the loan was made, it was viewed to be in the best interests of the Company and its stockholders. In February 2006, Mr. Richarsd tendered approximately $1.15 million in stock to the Company in partial payment of the loan, which included approximately $0.8 million of interest. Later that same month, the Compensation Committee forgave the remaining balance of the loan of $2.7 million and Mr. Richards agreed to pay all income taxes incurred as a result of such loan forgiveness. The Company estimated that Mr. Richards’ tax liability was approximately $1.3 million.

(2)	Amounts shown consist of life insurance premiums.
(3)	In June 2007, Dr. Stall resigned from the Company.
(4)
In November 2004, the Compensation Committee forgave a loan made in 1994 by the Company to Dr. Stall in the amount of $16,750. In light of Dr. Stall’s service to the Company, the Compensation Committee cancelled the loan through a bonus in the amount of $28,304, which includes repayment of the loan and additional cash to cover taxes.

(5)
Amounts shown for fiscal year 2006 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $7,294, which are made in EMCORE common stock. Amounts shown for fiscal year 2005 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $7,000, which are made in EMCORE common stock. Amounts shown for fiscal year 2004 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $7,966, which are made in EMCORE common stock.

(6)	In February 2007, Mr. Werthan resigned from the Company.
(7)
In November 2004, the Compensation Committee forgave a loan made in 1994 by the Company to Mr. Werthan in the amount of $13,450. In light of Mr. Werthan’s past and continued service to the Company, the Compensation Committee cancelled the loan through a bonus in the amount of $22,123, which includes repayment of the loan and additional cash to cover taxes.

(8)	In October 2006, Mr. Werthan voluntarily surrendered all rights to the 80,000 unexercised stock options granted during fiscal 2004, as they have been identified as misdated during fiscal year 2007.
(9)
Amounts shown for fiscal year 2006 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $6,848, which are made in EMCORE common stock.  Amounts shown for fiscal year 2005 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $5,579, which are made in EMCORE common stock. Amounts shown for fiscal year 2004 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $6,286, which are made in EMCORE common stock.

(10)	In April 2007, Mr. Brodie resigned from the Company.
(11)	In October 2006, Mr. Brodie voluntarily surrendered all rights to the 60,000 unexercised stock options granted during fiscal 2004, as they have been identified as misdated during fiscal year 2007.
(12)
Amounts shown for fiscal year 2006 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $3,096, which are made in EMCORE common stock.  Amounts shown for fiscal year 2005 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $3,279, which are made in EMCORE common stock. Amounts shown for fiscal year 2004 consist of life insurance premiums of $374 and EMCORE’s matching contributions under its 401(k) plan of $4,813, which are made in EMCORE common stock.

(13)	In December 2006, Mr. Massie resigned from the Company.
(14)
Amounts shown for fiscal year 2006 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $7,231, which are made in EMCORE common stock.  Amounts shown for fiscal year 2005 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $7,000, which are made in EMCORE common stock. Amounts shown for fiscal year 2004 consist of life insurance premiums of $384 and EMCORE’s matching contributions under its 401(k) plan of $6,500, which are made in EMCORE common stock.

OPTION GRANTS IN FISCAL 2006

There were no options granted to the Named Executive Officers during fiscal 2006.

AGGREGATED OPTION EXERCISES IN FISCAL 2006
AND YEAR-END OPTION VALUES

The following table sets forth the number of shares acquired by the Named Executive Officers upon options exercised during fiscal 2006 and the value thereof, together with the number of exercisable and unexercisable options held by the Named Executive Officers on September 30, 2006 and the aggregate gains that would have been realized had these options been exercised on September 30, 2006, even though such options had not been exercised by the Named Executive Officers.

				Total Number of Unexercised Options at September 30, 2006(2)				Value of Unexercised In-the-Money Options at September 30, 2006(3)
Name	Shares Acquired On Exercise(1)		Value Realized	Exercisable		Unexercisable		Exercisable		Unexercisable

Reuben F. Richards, Jr.	267,500	(4)	$847,450	286,250		186,250		$306,763		$494,263
Richard A. Stall	164,620		$536,405	198,750		58,750		$69,250		$166,625
Thomas G. Werthan	37,546		$148,531	265,000	(5)	85,000	(6)	$179,350	(5)	$244,100	(6)
Howard W. Brodie, Esq.	122,500	(7)	$192,023	68,750	(8)	33,750		$176,175		$84,375
Scott T. Massie	60,000		$359,800	26,876		70,625		$75,088		$192,363

(1)
A total of 652,166 options were exercised by Named Executive Officers in fiscal 2006. This includes 162,500 options that were subsequently identified as misdated as a result of the stock option review discussed in the Explanatory Note immediately preceding Part I of the Company’s Annual Report on Form 10-K for fiscal 2006. The gains recognized by Mr. Richards and Mr. Brodie, as a result of the misdated options, were paid back to the Company in October 2006. See notes (4) and (7) below.

(2)
 This represents the total number of shares subject to stock options held by each Named Executive Officer at September 30, 2006. These options were granted on various dates during the fiscal years 1997 through 2005 and includes 503,750 exercisable and 121,250 unexercisable shares subject to stock options that were subsequently identified as misdated.

(3)
 These amounts represent the difference between the exercise price of the stock options and the closing price of the Company’s Common Stock on September 29, 2006 for all the in-the-money options held by each Named Executive Officer. The in-the-money stock option exercise prices range from $2.63 to $5.10.

(4)
 Includes 192,500 shares acquired upon the exercise of stock options subsequently identified as misdated. In October 2006, Mr. Richards voluntarily tendered payment of $166,625, representing the entire benefit from his exercise and sale of these misdated stock options.

(5)	Includes 187,500 options identified as misdated during fiscal year 2007, which had a value of $131,600. Mr. Werthan voluntarily surrendered all rights to these options in October 2006.
(6)	Includes 40,000 options identified as misdated during fiscal year 2007, which had a value of $131,600. Mr. Werthan voluntarily surrendered all rights to these options in October 2006.
(7)
 Includes 42,500 shares acquired upon the exercise of stock options subsequently identified as misdated. In October 2006, Mr. Brodie voluntarily tendered payment of $96,668, representing the entire benefit received from 42,500 stock options exercised during fiscal year 2006 and 15,000 stock options exercised prior to fiscal year 2006.

(8)	Includes 57,500 options identified as misdated during fiscal year 2007, which had a value of $148,050. Mr. Brodie voluntarily surrendered all rights to these options in October 2006.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

Agreements with Named Executive Officers

The Company has entered into agreements with certain Named Executive Officers in connection with their departures from the Company, as described more fully below.

•
On December 19, 2006, the Company entered into an agreement and release with Mr. Scott Massie specifying his severance benefits and releasing the Company from certain claims. Pursuant to the terms of the agreement, the Company paid Mr. Massie $310,000 (equal to 62 weeks of his salary), less applicable withholdings and deductions, in a lump-sum payment on August 6, 2007. Additionally, Mr. Massie elected to continue coverage under the Company’s health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the Company paid $6,029 in COBRA premiums.

•
On February 8, 2007, the Company entered into a severance agreement with Mr. Thomas Werthan specifying his severance benefits. In accordance with the Company’s Severance Policy adopted in 2004 (the “Severance Policy”), under the terms of the severance agreement the Company paid Mr. Werthan $387,040 (equal to 82 weeks of his salary), less applicable tax withholdings and deductions, in a lump-sum payment on September 14, 2007. Additionally, Mr. Werthan elected COBRA continuation coverage under the Company’s health plans and $7,235 was deducted from Mr. Werthan’s lump sum severance payment, which represents the amount of Mr. Werthan’s portion of the COBRA premiums. In connection with Mr. Werthan’s resignation in February 2007 and pursuant to the terms of the promissory note, the Board of Directors forgave his $82,000 loan with the Company. Mr. Werthan was responsible for the personal taxes related to the loan forgiveness.

•
On April 17, 2007, the Company entered into a severance agreement with Mr. Howard Brodie. In accordance with the Severance Policy, under the terms of the severance agreement, the Company paid Mr. Brodie $313,939 (equal to 68 weeks of his salary plus automobile expenses), less applicable tax withholdings and deductions, in a lump-sum payment on November 1, 2007. Additionally, Mr. Brodie elected to continue coverage under the Company’s health plans pursuant to COBRA and $6,431 was deducted from Mr. Brodie’s lump sum severance payment, which represents the amount of Mr. Brodie’s portion of the COBRA premiums. The Company also paid Mr. Brodie $55,341, less applicable withholdings and deductions, representing the amount earned by Mr. Brodie under the Company’s 2006 Executive Bonus Plan.

•
On June 25, 2007, the Company entered into a severance agreement with Dr. Richard Stall. In accordance with the Company’s Severance Policy, under the terms of the severance agreement, the Company will pay Dr. Stall $470,400 (equal to 98 weeks of his salary), less applicable tax withholdings and deductions, in a lump-sum payment to be paid on January 2, 2008. Additionally, Dr. Stall elected to continue coverage under the Company’s health plans pursuant to COBRA. Pursuant to Mr. Stall’s severance agreement, the Company will pay the portion of Dr. Stall’s COBRA premiums, up to a maximum of 98 weeks, equal to the amount that the Company would have otherwise paid for health insurance coverage if Mr. Stall were an active employee of the Company during such time. Also, until the lump sum severance payment is made, the Company will pay Mr. Stall’s portion of the COBRA premiums, which total amount of premiums will then be deducted from Mr. Stall’s lump sum severance payment.

Agreements with Other Executive Officers

In connection with Dr. Hong Hou’s appointment as President and Chief Operating Officer of the Company in December 2006, Dr. Hou’s annual base salary was increased from $227,000 to $400,000. He also became eligible for the Company’s 2007 Executive Bonus Plan providing him the opportunity to earn a bonus equal to 80% of his base salary based on both Company-wide performance and individual performance as determined by the Compensation Committee. Additionally, the Compensation Committee granted Dr. Hou options to purchase 245,000 shares of Common Stock under the Company’s 2000 Stock Option Plan (the “2000 Plan”) at an exercise price of $5.76 per share, which was the fair market value (as defined in the 2000 Plan) of a share of Common Stock on December 14, 2006, the date of the option grant to Dr. Hou. The Compensation Committee also approved an additional grant of options to purchase 255,000 shares Common Stock to be made in calendar year 2007 subject to compliance with the provisions of the 2000 Plan. The exercise price of the options to be granted in 2007 will be the fair market value of a share of Common Stock on the grant date in 2007. The initial option grant for 245,000 shares vested on the date of grant, December 14, 2006. The options to be granted in 2007 will vest in four equal installments over four years with the first 25 percent vesting in 2008 on the one-year anniversary of the date of grant, and are subject to the terms and conditions of the 2000 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, prior to July 2002, EMCORE loaned money to certain of its executive officers and directors. Pursuant to due authorization from EMCORE's Board of Directors, EMCORE loaned $3.0 million to Mr. Reuben Richards, the Chief Executive Officer in February 2001 (“The Note”). The Note matured on February 22, 2006 and bore interest compounded at a rate of (a) 5.18% per annum through May 23, 2002 and (b) 4.99% from May 24, 2002 through maturity. All interest was payable at maturity. On February 13, 2006, Mr. Richards tendered 139,485 shares of Common Stock in partial payment of the Note. Principal plus accrued interest on the Note totaled approximately $3.83 million. The Compensation Committee of EMCORE’s Board of Directors specifically approved the tender of shares, as permitted by the Note, at the price of $8.25 per share, which was the closing price of Common Stock on February 13, 2006. On February 28, 2006, the Compensation Committee resolved to forgive the remaining balance of the Note (approximately $2.7 million), effective as of March 10, 2006. Mr. Richards’ tender of Common Stock on February 13, 2006 was accepted as full payment and satisfaction of the Note, including principal and accrued interest. Additionally, the Compensation Committee resolved to accelerate and vest the final tranche of each of the incentive stock option grants made in fiscal 2004 and 2005 to Mr. Richards, which constitute a combined accelerated vesting of 111,250 shares. In considering this matter, the Compensation Committee carefully considered Mr. Richards’ past performance, including the recent appreciation in the stock price and EMCORE’s improved financial performance, the facts and circumstances surrounding the loan, Mr. Richards’ current compensation, Mr. Richards’ willingness to repay a portion of the Note and all resulting taxes totaling $1.3 million, and the desire to retain Mr. Richards’ continued service to EMCORE. EMCORE recorded a one-time charge of approximately $2.7 million in March 2006 for the partial forgiveness of the Note, plus a charge of approximately $0.3 million in stock-based compensation expense under SFAS 123(R) relating to the accelerated ISO grants.

In addition, pursuant to due authorization of EMCORE's Board of Directors, EMCORE also loaned $85,000 to Mr. Werthan, the former Chief Financial Officer, in December 1995. This loan did not bear interest and provided for offset of the loan via bonuses payable to Mr. Werthan over a period of up to 25 years. In connection with Mr. Werthan’s resignation in February 2007 and pursuant to the terms of the promissory note, the Board of Directors forgave the remaining portion of his outstanding loan that totaled $82,000. Mr. Werthan was responsible for the personal taxes related to the loan forgiveness.

The remaining related party receivable balance of approximately $121,000 as of September 30, 2006 relates to multiple interest bearing loans from EMCORE to an officer (who is not an executive officer) that were made during 1997 through 2000 and are payable on demand. These loans, including accrued interest, were paid back to the Company in December 2006.

During the first quarter of fiscal 2005, pursuant to due authorization of the Company’s Compensation Committee, EMCORE wrote-off $34,000 of notes receivable that were issued in 1994 to certain EMCORE employees.

STOCK PERFORMANCE GRAPH

The following Stock Performance Graph does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Stock Performance Graph by reference therein.

The following graph and table compares the cumulative total shareholders’ return on the Company’s Common Stock for the five-year period from September 30, 2001 through September 30, 2006 with the cumulative total return on the NASDAQ Stock Market Index and the NASDAQ Electronic Components Stocks Index (SIC Code 3674). The comparison assumes $100 was invested on September 30, 2001 in the Company’s Common Stock. The Company did not declare, nor did it pay, any dividends during the comparison period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among EMCORE Corporation, The NASDAQ Composite Index
And The NASDAQ Electronic Components Index

9/01		9/02	9/03	9/04	9/05	9/06
EMCORE Corporation	100.00	17.76	34.35	23.01	71.50	69.16
NASDAQ Composite	100.00	81.95	123.82	132.99	152.97	164.09
NASDAQ Electronic Components	100.00	66.58	105.38	106.99	127.83	126.75

OWNERSHIP OF SECURITIES

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of August 31, 2007 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock, (ii) each Named Executive Officer of the Company, (iii) each director and nominee, and (iv) all directors and executive officers as a group (10 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has the sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to common property laws, where applicable. Shares beneficially owned include shares and underlying warrants and options exercisable within sixty (60) days of August 31, 2007. Unless otherwise indicated, the address of each of the beneficial owners is c/o EMCORE Corporation, 10420 Research Road, SE, Albuquerque, NM 87123.

Name	Shares Beneficially Owned	Percent of Common Stock
Robert Bogomolny	86,972	*
John Gillen	29,242	*
Robert Louis-Dreyfus(1)	3,303,259	6.5%
Thomas J. Russell(2)	5,023,791	9.8%
Charles Scott(3)	42,409	*
Reuben F. Richards, Jr.(4)	1,052,054	2.0%
Richard A. Stall(5)	284,780	*
Thomas G. Werthan	16,266	*
Howard W. Brodie, Esq.(6)	11,250	*
Scott T. Massie(7)	302	*
All directors and executive officers as a group (11 persons)(8)	10,300,187	19.8%
Alexandra Global Master Fund Ltd.(9)	3,222,503	6.3%
AMVESCAP PLC(10)	4,000,005	7.8%
Kern Capital Management, LLC(11)	2,691,300	5.3%
Koop Investment Advisors, LLC(12)	4,082,020	8.0%
The Quercus Trust(13)	4,926,745	9.7%

*	Less than 1.0%
(1)
All 3,303,259 shares held by Gallium Enterprises Inc.  Mr. Robert Louis-Dreyfus, after serving as a director of the Company since March 1997 resigned his seat on the Company’s Board of Directors on October 30, 2007.

(2)	Includes 2,280,035 shares held by The AER Trust.
(3)	Includes 30,409 shares owned by Kircal, Ltd.
(4)	Includes options to purchase 397,500 shares and 175,000 shares held by spouse.
(5)	Includes options to purchase 222,500 shares and 548 shares held by 401(k) plan.
(6)	Includes options to purchase 11,250 shares.
(7)	Shares held by 401(k) plan.

(8)
Includes options to purchase 1,012,729 shares beneficially owned by Reuben Richards, Jr., Chief Executive Officer; Hong Hou, President and Chief Operating Officer; Adam Gushard, Interim Chief Financial Officer; and John Iannelli, Chief Technology Officer.  No options to purchase shares were beneficially owned by the six directors (including Thomas Werthan), or Keith Kosco, Chief Legal Officer.  Richard Stall, Howard Brodie, and Scott Massie resigned from the Company prior to August 31, 2007 and are not included in this total.

(9)
This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2007, by Alexandra Global Master Fund Ltd. (“Alexandra Global”).  Alexandra Investment Management, LLC (“Alexandra Management,” which is investment advisor to Alexandra Global) and Mikhail A. Filimonov (“Filimonov”), Chairman, Chief Executive Officer, Managing Member, and Chief Investment Officer of Alexandra Management may be deemed to share voting and dispositive power with respect to the shares owned by Alexandra Global by reason of their respective relationships with Alexandra Global.  Alexandra Management and Filimonov disclaim beneficial ownership of all such shares.  The address of Alexandra Global is Citco Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands.  The address of Alexandra Management and Filimonov is 767 Third Avenue, 39th Floor, New York, New York 10017.

(10)
This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2007, by AMVESCAP PLC, a U.K. entity, on behalf of itself and PowerShares Capital Management LLC, a U.S. entity (“PowerShares”). The shares reported for AMVESCAP PLC represent the total shares held by AMVESCAP PLC through PowerShares.  The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.  The address of AMVESCAP PLC is 30 Finsbury Square, London EC2A 1AG, England.

(11)
This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2007, by Kern Capital Management, LLC (“KCM”), Robert E. Kern, Jr. (“R. Kern,” controlling member of KCM), and David G. Kern (“D. Kern,” controlling member of KCM).  As controlling members of KCM, R. Kern and D. Kern may be deemed the beneficial owners of the shares owned by KCM.  R. Kern and D. Kern expressly disclaim beneficial ownership of all such shares.  The address of KCM, R. Kern, and D. Kern is 114 West 47th Street, Suite 1926, New York, New York 10036.

(12)
This information is based solely on information contained in a Schedule 13D filed with the SEC on July 17, 2007, by Kopp Investment Advisors, LLC (“KIA”), a wholly-owned subsidiary of Kopp Holding Company, LLC (“KH LLC”), which is controlled by Mr. LeRoy C. Kopp (“L. Kopp”) through Kopp Holding Company (collectively, the “Kopp Parties”).  KIA reports beneficially owning a total of 3,866,520 shares including having  sole voting power over 3,866,520 shares and shared dispositive power over 2,641,020 shares.  KH LLC reports beneficially owning a total of 3,866,520 shares.  Kopp Holding Company reports beneficially owning a total of 3,866,520 shares.  L. Kopp reports beneficially owning a total of 4,082,020 shares, including having sole dispositive power over 1,441,000 shares.  The address of the Kopp Parties is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435. The address of Kopp Investment Advisors, LLC is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

(13)
This information is based solely on information contained in a Schedule 13D filed with the SEC on August 24, 2007, by The Quercus Trust, David Gelbaum and Monica Chavez Gelbaum.  David Gelbaum, Trustee, The Quercus Trust, reports beneficially owning a total of 4,926,745 shares and sharing voting and dispositive power with respect to such shares.  Monica Chavez Gelbaum, Trustee, The Quercus Trust, reports beneficially owning a total of 4,926,745 shares and sharing voting and dispositive power with respect to such shares. The address of David Gelbaum, an individual, as co-trustee of the Quercus Trust and Monica Chavez Gelbaum, an individual, as co-trustee of the Quercus Trust is 2309 Santiago Drive, Newport Beach, California 92660.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of September 30, 2006, the number of securities outstanding under each of EMCORE’s stock option plans, the weighted average exercise price of such options, and the number of options available for grant under such plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,230,615	$5.49	1,229,128
Equity compensation plans not approved by security holders	1,920	0.23	-
Total	6,232,535	$5.49	1,229,128

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on the Company’s review of copies of all disclosure reports filed by directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, as amended, and written representations furnished to the Company, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of the Company during the fiscal year 2006, with the exception of November 8, 2005 filings for Messrs. Bogomolny, Gillen, and Scott, and July 11, 2006 filings for Messrs. Bogomolny, Gillen, and Scott, which were reported one day late.

PROPOSAL II: APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, an independent registered public accounting firm, audited the financial statements of EMCORE Corporation for the fiscal year ending September 30, 2006. The Audit Committee and the Board of Directors have selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2007. The ratification of the appointment of Deloitte & Touche LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. If this appointment of Deloitte & Touche LLP is not ratified by shareholders, the Board of Directors will appoint another independent registered public accounting firm whose appointment for any period subsequent to the Annual Meeting will be subject to the approval of shareholders at that meeting.

Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to answer appropriate questions.

FISCAL 2006 & 2005 AUDITOR FEES AND SERVICES

Deloitte & Touche LLP was the independent registered public accounting firm that audited EMCORE’s financial statements for fiscal 2006 and 2005. In addition to performing the audit services for fiscal 2006 and 2005, the Company also retained Deloitte & Touche LLP to perform other audit related services during these periods. There were no non-audit services performed by Deloitte & Touche LLP during these periods.

The aggregate fees billed by Deloitte & Touche LLP in connection with audit and non-audit services rendered for fiscal 2006 and 2005 are as follows:

	Fiscal 2006	Fiscal 2005
Audit fees(1)	$1,170,000	$638,000
Audit-related fees(2)	34,000	28,000
Tax fees(3)	-	-
All other fees(4)	-	-
Total	$1,204,000	$666,000

(1)
Represents fees for professional services rendered in connection with the audit of our annual financial statements, reviews of our quarterly financial statements, and advice provided on accounting matters that arose in connection with audit services. Fiscal 2006 included $488,000 of audit fees for professional services rendered in connection with the audit of our internal controls over financial reporting (SOX 404 compliance).

(2)	Represents fees for professional services related to the audits of our employee benefit plan and other statutory or regulatory filings.
(3)	Not applicable.
(4)	Not applicable.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material, and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report of the Audit Committee by reference therein.

The Company has a separately-designated standing audit committee (the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee currently consists of Messrs. Scott, Gillen, and Bogomolny. Each member of the audit committee is currently an independent director within the meaning of NASD Rule 4200(a)(15). The Board of Directors has determined that Messrs. Scott and Gillen are each audit committee financial experts. The Audit Committee met 8 times in fiscal 2006. The Audit Committee performs the functions set forth in the EMCORE Corporation Audit Committee Charter, which has been adopted by the Board of Directors. The Audit Committee Charter is available on our website at www.emcore.com.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for fiscal 2006 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards). Furthermore, the Audit Committee has reviewed management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and has reviewed the opinion of the Company’s independent registered public accounting firm regarding such assessment and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has received the written disclosures and letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1, and has discussed with such accounting firm the independence of such accounting firm. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006, which was filed on November 1, 2007.

AUDIT COMMITTEE Charles Thomas Scott, Chairman Robert Bogomolny John Gillen

Audit Committee Pre-Approval and Procedures

The Audit Committee has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be rendered by Deloitte & Touche LLP. In considering whether to approve such services, the Audit Committee will consider the following:

•	Whether the services are performed principally for the Audit Committee

•	The effect of the service, if any, on audit effectiveness or on the quality and timeliness of the Company’s financial reporting process

•	Whether the service would be performed by a specialist (e.g. technology specialist) and who also provide audit support and whether that would hinder independence

•	Whether the service would be performed by audit personnel and, if so, whether it will enhance the knowledge of the Company’s business

•	Whether the role of those performing the service would be inconsistent with the auditor’s role (e.g., a role where neutrality, impartiality and auditor skepticism are likely to be subverted)

•	Whether the audit firm’s personnel would be assuming a management role or creating a mutuality of interest with management

•	Whether the auditors would be in effect auditing their own numbers

•	Whether the project must be started and completed very quickly

•	Whether the audit firm has unique expertise in the service, and

•	The size of the fee(s) for the non-audit service(s).

During fiscal 2006, all professional services provided Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with this policy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNDER PROPOSAL II.

PROPOSAL III: TO APPROVE EMCORE’S
2007 DIRECTORS’ STOCK AWARD PLAN

We are asking shareholders to approve the Company’s 2007 Directors’ Stock Award Plan (the “2007 Plan”). The 2007 Plan has been approved by the Company’s Board of Directors, but will not become effective unless also approved by the shareholders.

The purposes of the 2007 Plan are (a) to attract and retain highly qualified individuals to serve as directors of the Company, (b) to increase non-employee directors’ stock ownership in the Company and (c) to relate non-employee directors’ compensation more closely to the Company’s performance and its shareholders’ interests.

The 2007 Plan will replace the Company’s Directors’ Stock Award Plan that was approved by shareholders on March 6, 1997 (the “1997 Plan”). No new awards may be granted under the 1997 Plan.

The following is brief summary of the 2007 Plan. The full text of the 2007 Plan is included as Appendix A to this Proxy Statement.

Under the 2007 Plan, the Company will pay each non-employee director an annual stock award amount equal to the sum of (a) $3,500 for each meeting of the Board of Directors attended by such non-employee director during the year, (b) $500 for each meeting of a committee of the Board of Directors attended by such non-employee director during the year and (c) an additional $500 for each meeting of a committee of the Board of Directors at which such non-employee director served as chairman.

Each non-employee director will receive, one month after the beginning of each year, the number of shares of Common Stock determined by dividing his or her annual stock award amount by the closing price of the Common Stock on such date. The number of shares distributed to each non-employee director will be rounded down to the nearest whole number and any fractional shares that would otherwise have been paid in Common Stock will be paid in cash based upon the closing price of the Common Stock on the grant date. A non-employee director may forego the portion of his or her annual stock award amount that relates to any one or more meetings of the Board of Directors or committee thereof by giving irrevocable written notice to such effect to the Secretary of the Company 30 days prior to the date of such meeting.

The 2007 Plan may be amended or terminated at any time by action of the Board of Directors. However, the Company will seek shareholder approval for any change to the extent required by applicable law. NASDAQ Marketplace Rule 4350(i) requires the Board of Directors to obtain shareholder approval when, among other things, a stock purchase plan is to be materially amended.

No director who is an employee of the Company receives compensation for services rendered as a director, and only the Company’s five non-employee directors will be eligible to participate in the 2007 Plan. The amount of Common Stock payable under the 2007 Plan has not yet been determined, but it is anticipated that all of our non-employee directors will receive Common Stock under the 2007 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE 2007 DIRECTORS’ STOCK AWARD PLAN IN ACCORDANCE WITH PROPOSAL III.

GENERAL MATTERS

Annual Report on Form 10-K and Financial Statements

The Company’s 2006 Annual Report on Form 10-K is being mailed to the Company’s shareholders together with this Proxy Statement. Additional exhibits to the Form 10-K not included in this mailing will be furnished upon written request directed to the Company at 10420 Research Road, SE, Albuquerque, New Mexico 87123, Attention: Investor Relations. The Company’s 2006 Annual Report on Form 10-K (including exhibits thereto) and this Proxy Statement are also available on the Company’s website (www.emcore.com).

Shareholder Proposals

Shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders, including nominations for the Company’s Board of Directors, must be received by the Company a reasonable time before the Company begins to print and send its proxy materials for the 2008 Annual Meeting of Shareholders. Proposals may be mailed to the Company, to the attention of Keith J. Kosco, Secretary, 10420 Research Road, SE, Albuquerque, New Mexico 87123. Proposals must comply with all applicable SEC rules.

Shareholder Communications with the Board

Shareholders may communicate with the Company’s Board of Directors through its Secretary by writing to the following address: Board of Directors, c/o Keith J. Kosco, Secretary, EMCORE Corporation, 10420 Research Road, SE, Albuquerque, New Mexico 87123. The Company’s Secretary will forward all correspondence to the Board of Directors, except for junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. The Company’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within the Company for review and possible response.

Board Attendance at Annual Meetings

The Company strongly encourages members of the Board of Directors to attend the Company’s annual meeting of shareholders, and historically a majority have done so. For example, 7 of 8 directors attended the 2005 annual meeting, and 7 of 8 directors attended the 2006 annual meeting.

Delivery of Documents to Shareholders Sharing an Address

The Company will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and/or Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of the Company’s annual report and/or proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please write to Keith J. Kosco, Secretary, EMCORE Corporation, 10420 Research Road, SE, Albuquerque, New Mexico 87123.

Code of Ethics

The Company has adopted a code of ethics entitled “EMCORE Corporation Code of Business Conduct and Ethics,” which is applicable to all employees, officers, and directors of EMCORE. The full text of the Code of Business Conduct and Ethics is included with the Corporate Governance information available on the Company’s website (www.emcore.com). The Company intends to disclose any changes in or waivers from its code of ethics by posting such information on its website or by filing a Form 8-K.

Other Matters

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

By Order of the Board of Directors,
/s/ Keith J. Kosco
KEITH J. KOSCO
SECRETARY

APPENDIX A:

EMCORE CORPORATION 2007 DIRECTORS’ STOCK AWARD PLAN

1. The purposes of the 2007 Directors' Stock Award Plan (the “Plan”) are (a) to attract and retain highly qualified individuals to serve as Directors of EMCORE Corporation (the “Corporation”), (b) to increase non-employee Directors' stock ownership in the Corporation and (c) to relate non-employee Directors' compensation more closely to the Corporation's performance and its shareholders' interest.

2. The Plan shall become effective upon its approval by the shareholders of the Corporation. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 7 of the Plan.

3. “Plan Year” shall mean each 12-month period beginning on January 1 and ending on December 31.

4. “Annual Stock Award Amount” shall mean the amount of fees a non-employee Director will be entitled to receive pursuant to the Plan for serving as a Director in a relevant Plan Year. The amount of each non-employee Director’s Annual Stock Award Amount shall be determined by adding (A) $3,500 for each meeting of the Board of Directors attended by such non-employee Director during the relevant Plan Year, (B) $500 for each meeting of a committee of the Board of Directors attended by such non-employee Director during the relevant Plan Year and (C) an additional $500 for each meeting of a committee of the Board of Directors at which such non-employee Director served as Chairman.

5. A non-employee Director may forego the portion of his or her Annual Stock Award Amount that relates to any one or more meeting(s) of the Board of Directors or committee thereof by giving irrevocable written notice to such effect to the Secretary of the Corporation 30 days prior to the date of such meeting.

6. Each non-employee Director shall receive, one month after the beginning of each Plan Year (or, if such date is not a business day, on the next succeeding business day) (the “Grant Date”), the number of shares of the Company’s common stock, no par value per share (“Common Stock”) determined by dividing his or her Annual Stock Award Amount by the closing price of the Common Stock as published in the Wall Street Journal (the “Fair Market Value”) on the Grant Date. The number of shares distributed to each non-employee Director shall be rounded down to the nearest whole number, and any fractional shares that would otherwise have been paid in Common Stock shall be paid in cash based upon the Fair Market Value of the Common Stock on the Grant Date.

7. This Plan shall be construed in accordance with the laws of the State of New Jersey and may be amended or terminated at any time by action of the Board of Directors of the Corporation; provided, however, that the Corporation will seek shareholder approval for any change to the extent required by applicable law.

* * *
A-1

ANNUAL MEETING OF SHAREHOLDERS OF

EMCORE CORPORATION
December 3, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

■20230300000000000000 4	120307

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

					FOR	AGAINTS	ABSTAIN
	1.Election of Directors:	NOMINEES		2. RATIFICATION OF DELOITTE & TOUCHE, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

☐	FOR ALL NOMINEES	○ Charles Scott		3. TO APPROVE THE COMPANY'S 2007 DIRECTORS' STOCK AWARD PLAN	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	○ Hong Q. Hou
4. Upon such other business as may properly come before the Annual Meeting or any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournments or postponements thereof.

☐	FOR ALL EXCEPT (See Instructions

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:●				PLEASE MARK, SIGN AND DATE THIS PROXYCARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company’s 2006 Annual Report to Shareholders.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

■	■

EMCORE CORPORATION

10420 Research Road, SE
Albuquerque, New Mexico 87123

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Reuben F. Richards, Jr., Adam W. Gushard and Hong Q. Hou, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of the Company, to be held on December 3, 2007 or at any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED IN PROPOSAL (1), “FOR” THE RATIFICATION OF THE AUDITORS IN PROPOSAL (2), AND "FOR" THE APPROVAL OF THE COMPANY'S 2007 DIRECTORS' STOCK AWARD PLAN IN ACCORDANCE WITH PROPOSAL (3).

(Continued and to be signed on the reverse side)

■	14475 ■